

George Condo (1957)



George Condo's mix of figuration and abstraction have made his work some of the most recognizable amongst contemporary American artists working today.

INVESTMENT THESIS

Historical Price Appreciation of Similar Works (Condo) *

22.3%

Not intended to indicate past or expected performance of any security. Investing involves risk and investors must be prepared to hold their investment for an extended period.



$2.0m
$1.5m
$1.0m
$0.5m
$0.0m
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21

Initial Offering

$644,000

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 36 years
2020 Auction Sales	significant $51,370,035
Repeat Sales	view

0% Progress

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DEAL SHEET

WHY WE LIKE THIS PAINTING

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- On offer is a portrait by George Condo, a defining figure of contemporary American painting.
- The Painting is an example of Condo's distinct figurative style, which often blends the formality of Old Master paintings with the playfulness of Pop Art and cubist imagery. Here, Condo depicts a stylized nude of of the controversial biblical figure, Mary Magdalene.
- The Painting was commissioned for a 2009-2010 exhibition at the Metropolitan Opera in New York City, titled "Something About Mary," to celebrate the company's revived production of Giacomo Puccini's opera "Tosca."
- The Painting was included in the artist's important 2011-2012 mid-career survey organized by the New Museum in New York titled "Mental States," which focused on the artist's recurring theme of portraiture.
- Although there are no guarantees, similar works have shown attractive historical price appreciation at auction of 22.3% annualized from 2009 to 2021.
- Portraits 40 inches and under in height, painted by the artist, have exceeded $1 million at auction, including: *Superman* (2005), which sold for $1,830,000 in November, 2021, *Smiling Girl* (2005), which sold for $1,411,500 in May 2021, and *The Chef* (2019), which sold for $1,119,000 in July 2020.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales	2020 Number of Lots Sold
$51,370,035	125

GEORGE CONDO

b. 1957, NEW HAMPSHIRE



$644,000

INITIAL OFFERING

22.3%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

Oil on linen | 27 × 25 in. (69 × 64 cm.)

George Condo's mix of figuration and abstraction have made his work some of the most recognizable amongst contemporary American artists working today.

The Painting is an example of George Condo's distinctive portraits, which often blend the formality of Old Master paintings with the playfulness of Pop Art and cartoonish imagery. The Painting depicts a stylized demi-nude Mary Magdalene, the elusive and controversial Biblical figure, who is rendered with exaggerated features. The Painting represents a restrained example of Geroge Condo's "Artificial Realism," in which the artist references familiar art historical precedents, namely Magdalene's Venus-like form, and uses distortion and grotesque style to underscore his subject's mythic representation. The Painting was commissioned for a 2009 to 2010 exhibition at the Metropolitan Opera in New York City, titled "Something About Mary," to celebrate the company's revived production of Giacomo Puccini's opera "Tosca." The exhibition asked sixteen contemporary artists to depict Mary Magdalene, whose portrait Mario Cavaradossi painted in the first act of the opera. The Painting was included in the artist's 2011 to 2012 mid-career survey at the New Museum in New York titled "Mental States," which focused on the artist's recurring theme of portraiture. Portraits by the artist 40 inches and under in height have exceeded $1 million at auction, including: *Superman* (2005), which sold for $1,830,000 on November 12, 2021, at Christie's, New York, *Smiling Girl* (2005), which sold for $1,411,500 on May 13, 2021, at Sotheby's, New York, and *The Chef* (2019), which sold for $1,119,000 on July 10, 2020, at Christie's, New York. The Painting's period, subject, format and exhibition history make it a commercial and desirable work by George Condo.

George Condo's evolving artistic practice has been recognized at leading international cultural events, which includes participation in the Whitney Biennial of 1987 and 2010, the Venice Biennale of 2013 and 2019, and the Gwangju Biennial of 2014, among others. Works by George Condo are held in the permanent collections of some of the world's most esteemed art institutions, including The Museum of Modern Art, the Whitney Museum of American Art, the Solomon R. Guggenheim Museum, the Metropolitan Museum of Art in New York, the National Gallery of Art in Washington, D.C., the Tate Modern in London, the Centre Georges Pompidou in Paris, and more. Though George Condo's market has been active for decades, new records have been set at auction in recent years by the artist's more recent works, painted in the early 2010s. As of March 4, 2022, the artist's top records are led by *Force Field* (2010), which sold for HK$53,150,000 ($6,857,413) at Christie's, New York on July 10, 2020, *Nude and Forms* (2014), which sold for $6,162,500 at Christie's, New York on May 17, 2018, and *Linear Connection* (2010), which sold for $4,950,000 at Christie's, New York on November 9, 2021.

AS OF MARCH 4, 2022, PORTRAITS BY GEORGE CONDO 40 INCHES AND UNDER IN HEIGHT HAVE EXCEEDED $1 MILLION AT AUCTION, INCLUDING: *SUPERMAN* (2005), WHICH SOLD FOR $1,830,000 ON NOVEMBER 12, 2021, AT CHRISTIE'S, NEW YORK, *SMILING GIRL* (2005), WHICH SOLD FOR $1,411,500 ON MAY 13, 2021, AT SOTHEBY'S, NEW YORK, AND *THE CHEF* (2019), WHICH SOLD FOR $1,119,000 ON JULY 10, 2020, AT CHRISTIE'S, NEW YORK.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$2M
$1.5M
$1M
$0.5M
2008
2009
2010
2011
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2015
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2020
2021

George Condo (b. 1957, New Hampshire) is one of America's most celebrated and influential contemporary artists working today. In 1976, George Condo enrolled in Art History and Music Theory at the University of Massachusetts, but left after two years to study at the Massachusetts College of Art in Boston. After one year in the program, Condo dropped out of school altogether to pursue his career as a painter and musician, and in 1979, moved to New York City where he supported himself with a series of odd jobs. During this time, Condo began teaching himself new painting techniques inspired by Old Master painters, such as Rembrandt van Rijn and Giambattista Tiepolo. George Condo's early work culminated in his first commercially successful shows organized in 1984. By this time, Condo had developed friendships with other rising stars of the downtown art scene, including Jean-Michel Basquiat and Keith Haring. For the next two decades, Condo continued to work prolifically and was exhibited by major galleries and institutions, the most notable of which was the 2005 "'One Hundred Women. Retrospective'", which traveled from the Museum of Modern Art in New York to the Kunsthalle Bielefeld in Germany, as well as the 2006 'Wrong Gallery' exhibition at the Tate Modern in London. In 2010, Condo collaborated with musician Kanye West to produce nine paintings for West's album, "My Beautiful Dark Twisted Fantasy," which propelled Condo's visual aesthetic into mainstream popular culture.



GEORGE CONDO,



GEORGE CONDO



GEORGE CONDO,

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprises paintings by George Condo with the following criteria: Portraits created between 2000 and 2021 that measure between 15 inches by 15 inches and 40 inches by 40 inches and are executed in bust, head and shoulders or half-length format. Examples that were executed in the artist's Cubist style were excluded. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting, and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 22.3% CAGR implied from selected sales occurring from May 14, 2009 to November 24, 2021.

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